Exhibit 10.3
APTARGROUP, INC.
265 EXCHANGE DRIVE, SUITE 301
CRYSTAL LAKE, ILLINOIS 60014
July 24, 2024

Mr. Robert Kuhn
265 Exchange Drive, Suite 301
Crystal Lake, IL 60014
Dear Bob:
On behalf of AptarGroup, Inc. (the “Company”) and its Board of Directors (the “Board”), I want to thank you for your many years of dedicated service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company. We appreciate your willingness to provide continued support and expertise to the Company as a non-employee advisor.
This letter agreement (“Agreement”) supplements the terms of the Employment Agreement by and among you and the Company, effective January 1, 2012, as amended (the “Employment Agreement”), as follows:
Term. You will serve as Executive Vice President, Chief Financial Officer through December 31, 2024 and, effective January 1, 2025, will become a non-executive employee of the Company until January 3, 2025 (the “Retirement Date”), on which date you will become a non-employee advisor until December 31, 2025 (the period from the Retirement Date through December 31, 2025, the “Advisory Period”); provided, however, your service with the Company may be terminated during the Advisory Period for any reason by the Company or by you. In your role as an advisor, you agree to provide transition and other related services to the Company during the Advisory Period to provide an effective transition of your executive responsibilities to the Company’s incoming Chief Financial Officer and to advise on matters for which you were responsible for during your employment with the Company. As an advisor, you shall report directly to the Company’s Chief Executive Officer. You and the Company agree that as of the Retirement Date, you will incur a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended, and following the Retirement Date you will be providing less than 20% of the average level of bona fide services you provided to the Company and its affiliates over the immediately preceding 36-month period prior to the Retirement Date.

Upon the Retirement Date (or your earlier termination of your employment for any reason), unless otherwise agreed to be the parties, you shall be deemed to have resigned, without any further action by you, from any and all officer and director positions that you, immediately prior to such termination, (i) held with the Company or any of its affiliates or (ii) held with any other entities at the direction of, or as a result of your affiliation with, the Company or any of its affiliates; provided, however, you shall cease to serve as the Company’s Chief Accounting Officer, effective August 1, 2024. If for any reason this Agreement is deemed to be insufficient to effectuate such resignations, then you shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

Compensation. Except as set forth below, through the Retirement Date, you will continue to receive your annual base salary and participate in the Company’s benefit programs applicable to you. During the Advisory Period, you will be paid an advisor fee in the amount of $10,000 per month, subject to the terms of this Agreement. The monthly fee for each month of the Term shall be processed during the last week of the month and paid on or before the 15th day of the following month. For the avoidance of doubt, you will not participate in the Company’s annual incentive program or be eligible to participate in the Company’s long-term incentive programs for 2025 and you will be entitled to no additional compensation for your services following the Retirement Date except as set forth in this Agreement, Section 4(j) of the Employment Agreement, the Company’s retirement plans, including the Employees’ Retirement Plan and Supplemental Plan, or as otherwise approved by the Management Development and Compensation Committee of the Board. Notwithstanding anything in this Agreement to the contrary, your 2024 annual bonus and your outstanding equity awards will remain subject to the applicable award agreements and underlying plan documents. As a non-employee advisor, you shall be an independent contractor and shall not be eligible to participate in any of the Company’s employee benefit plans during the Advisory Period. Further, as an independent contractor, you shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to the monthly advisor fee and the Company shall not withhold taxes with respect the monthly advisory fee and your shall be solely responsible for all taxes associated with such fee.
Existing Employment Agreement. For the avoidance of doubt, subject to your remaining employed with the Company through the Retirement Date, upon the termination of your employment on the Retirement Date, you will become entitled to the continuation of base salary payments and medical and life insurance benefits described in Section 4(j) of the Employment Agreement, subject to the terms and conditions set forth in the Employment Agreement (including, without limitation, the required six-month delay for the payment of nonqualified deferred compensation upon your separation from service). You acknowledge that you shall continue to be bound by the covenants set forth in Sections 5 and 6 of the Employment Agreement including, without limitation, the non-competition, non-solicitation and confidentiality covenants set forth therein.

Notwithstanding anything in this Agreement or the Employment Agreement to the contrary, you understand that nothing contained in this Agreement or the Employment Agreement limits your ability to report possible violations of law or regulation to or file a charge or complaint with any federal, state or local governmental agency or commission or regulatory authority (collectively, “Government Agencies”). You further understand that neither this Agreement nor the Employment Agreement limits your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Furthermore (I) you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (II) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

Again, thank you for your many years of dedicated service to the Company and your agreement to assist the Company in its leadership transition.

Sincerely,

APTARGROUP, INC.

By:	/s/ Stephan B. Tanda
Name: Stephan B. Tanda
Title: President and CEO
This letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

/s/ Robert Kuhn
ROBERT KUHN